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                                                                   EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 31st day of October, 1996 by and between Paradyne Corporation, a Delaware corporation (the "Company"), and Andrew S. May ("Executive").

     THE PARTIES HEREBY AGREE AS FOLLOWS:

     1. Employment. On the terms and subject to the conditions contained in this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment, to serve the Company in the position described in Section 3.

     2. Term. The term of Executive's employment shall be for the period commencing December 3, 1996 (the first date of employment being the "Effective Date") and ending December 31, 1998, unless sooner terminated pursuant to the terms of this Agreement. Commencing on December 31, 1997, and each day thereafter the term of this Agreement shall automatically be extended for one additional day so that thereafter the remaining term of this Agreement shall always be one year.

     3.     Duties.

            3.1 Position. During the period from the Effective Date through March 31, 1997, Executive will serve as President and Chief Operating Officer reporting to the Chief Executive Officer and thereafter as President and Chief Executive Officer reporting to the Chairman of the Board and the Board of Directors of the Company. Executive will also be elected to the Board of Directors of Paradyne Acquisitions Corp. on or before April 1, 1997. Executive shall also hold such position or render such services to the corporations specified in Section 4.2(c) so as to qualify and continue to qualify for the grants specified in said section. Initially Executive will have the usual and customary duties of the President and Chief Operating Officer, which duties will be consistent with the then-current Certificate of Incorporation and By-laws of the Company and shall include responsibility for Business Management, Engineering, U.S. and International Sales and Communications and as of April 1, 1997, such responsibilities shall be increased to include all of the remaining departments of organizations within the Company, subject to the general supervision of the Chairman of the Board of the Board of Directors.

       3.2 Outside Activities. Executive will devote Executive's full time to the performance of Executive's duties hereunder but may make and manage personal investments of Executive's choice and may serve as a director of a business enterprise (not directly or indirectly in competition with the Company) or civic organization, subject to prior approval of the Board of Directors.

       3.3 Place of Performance. In connection with Executive's employment by the Company, the Executive shall be based at the principal executive offices of the


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Company in Largo, Florida, or in the greater Tampa Bay, Florida area, or as otherwise mutually agreed to by the Company and the Executive, except for vacations and requested or necessary travel on Company business.

     4. Compensation. During the term of this Agreement, Executive shall receive the following compensation and fringe benefits.

          4.1 Base Salary. Executive shall receive a base salary ("Base Salary") at an annual rate of $300,000 payable in installments consistent with the Company's payroll policies. Executive's Base Salary rate shall be subject to annual review by the Board of Directors, but in no event shall Executive's Base Salary be reduced below Executive's Base Salary for any prior period.

          4.2 Incentive Compensation. Executive shall receive additional compensation as follows:

               (a) A commencement bonus in the amount of $35,000 payable on January 2, 1997.

               (b) Beginning in the Company's fiscal year 1997 and for each subsequent year during the term of this Agreement, Executive shall be eligible to receive a cash bonus equal to fifty percent (50%) of Executive's then Base Salary if the Company and the Executive achieve the quarterly and annual targeted performance objectives as shall be agreed upon by the Executive, the Chairman of the Board and adopted by Board of Directors of the Company. One third of such bonus shall be paid as soon as is practicable after the conclusion of the Company's fiscal year (currently the calendar year) based upon the achievement of agreed upon fiscal year objectives and the remaining two thirds shall be spread equally over the four fiscal quarters and shall be determined and paid as soon as is practicable after the end of each fiscal quarter based upon the achievement of agreed upon quarterly objectives.

               (c) Upon the Effective Date, the Company shall cause Paradyne Acquisition Corp. ("PAC") and Globespan Technologies Inc. (GTI) to grant to Executive in the aggregate three nonstatutory stock options. The first option shall be to purchase 600,000 shares of common stock of PAC with an exercise price of three (3) dollars pursuant to the Paradyne Acquisition Corp. 1996 Equity Incentive Plan. The second option shall be to purchase 250,000 share of common stock of PAC with an exercise price of fifteen (15) dollars (the value of such unexercised options if the Company is sold shall take into consideration the total value of the transaction including debt assumption). The third option shall be to purchase 150,000 shares of common stock of GTI with an exercise price of one (1) dollar pursuant to the Globespan Technologies Inc. 1996 Equity Incentive Plan. To the extent required, the Company shall cause the plans to be amended to increase shares available for grant. The options shall have a term of at least ten years from the Effective Date. The Options shall vest with respect to 25 percent of all shares subject to the options on the first anniversary of the Effective Date and six and one quarter



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percent (6.25%) on each three (3) month anniversary of the Effective Date thereafter (for full vesting after four years). Notwithstanding the foregoing, the options of the applicable company shall vest: with respect to 100 percent of the total number of shares subject to the options upon any liquidation, dissolution, consolidation or merger of the company or transfer to one or more transferees of substantially all of the assets of the either PAC or GTI, occurring in a single transaction or series of transactions, where the shareholders of the Company prior to the first of such transactions own less than majority of the voting power of the applicable company after such transaction (a public offering of the common stock of PAC or GTI shall not cause accelerated vesting). The provisions of the relevant option plans are incorporated herein by reference; provided, however that where such terms are inconsistent with the terms hereof the terms of this Agreement shall prevail. In addition the provisions contained in Exhibit A attached hereto shall apply to the options granted under the PAC and GTI plans.

          4.3 Benefits. For the term of this Agreement the Company agrees to provide the following benefits:

          4.3.1 Company Benefit Plans. Executive shall participate in all of the Company's benefit plans including, without limitation, the Company's life insurance, medical, dental, prescription, short-term and long-term disability, accidental death and dismemberment, travel, and retirement savings plan, in accordance with the terms of such plans and consistent with Executive's position with the Company. The Company may discontinue or amend any such plans at its election.

          4.3.2 Vacations and Holidays. Executive shall be entitled to five weeks annual vacation time, to be taken in a manner consistent with Executive's duties. Executive shall be entitled to all holidays and personal days regularly observed or given by Company.

          4.3.3 Relocation Expenses. The Company shall pay the costs of Executive's relocation of Executive's and Executive's immediate family's household effects to a site near the present location of the Company's offices in Florida, including reasonable travel expenses of Executive and Executive's spouse to identify appropriate interim living accommodations. The Company shall pay to the Executive $73,000 on the Effective Date or as soon thereafter as is practicable as reimbursement for the estimated closing costs for the sale of Executive's residence in California, closing costs for the purchase of a permanent residence near the present location of the Company's offices in Florida, and any other agreed upon relocation expenses. Any such payments shall be subject to appropriate withholding for federal and state taxes if applicable. If necessary the Company will reimburse Executive for up to seven months after the Effective Date for monthly rental payments for temporary quarters in Pinellas County, Florida, such payments shall be subject to being grossed up for any and all federal and Florida state taxes.



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         5. Reimbursement of Business Expenses. During the term of this
Agreement, the Company shall promptly reimburse Executive for business expenses incurred by Executive in accordance with the Company's policies.

         6. Termination.

              6.1 Death. Executive's employment by the Company shall terminate automatically upon the death of Executive, but the Company shall remain liable to Executive's estate/heirs/devisees for then accrued but unpaid Base Salary and vested benefits, including, without limitation, any bonus to which Executive would be entitled under Section 4.2 if the Company or the Executive had achieved the targeted performance under its plan, such bonus to be prorated for the number of days Executive was employed by the Company in the year in which death occurs. All payments shall be made to Executive's estate or as directed by Executive in writing.

              6.2 Termination by the Company. The Company may at its election terminate Executive's employment at any time with or without cause. Upon the effective date of termination without cause, Executive shall be entitled to (i) the full amount of Base Salary specified in Section 4.1 for the remainder of the term hereof and (ii) if such termination occurs prior the January 1, 1999, acceleration of vesting of those options that would have vested in the calendar year of termination without cause. Under (ii) the Company shall have the right to purchase the stock of the Company subject to such acceleration at a fair market value as described in the relevant stock option plan and pursuant to the provisions of paragraph 8 of Exhibit A attached hereto. If such termination is for cause the Executive shall only be entitled to Executive's Base Salary through the date of termination and shall not be entitled to any bonus not yet paid and no further vesting of the options shall occur beyond the termination date. For purposes of this Agreement, the Company shall have "cause" to terminate the Executive's employment hereunder upon (i) the willful and continued failure by the Executive to substantially perform Executive duties hereunder after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed Executive's duties, or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise, or (iii) conviction of any felony.

              6.3 Termination by Executive. If Executive terminates Executive's employment with the Company following a material breach by the Company (as defined below), Executive shall be entitled to the benefits described above for termination without cause. As used in this Section, "material breach by the Company" shall mean either (a) the assignment of Executive, without Executive's consent, to a position or duties inconsistent with Executive's status as a senior executive officer or as a member of key management or a material alteration in the nature or status of Executive's title, duties, authority, place of performance or responsibilities in effect on the Effective Date or April 1, 1997, as the case may be or (b) the failure by the Company to provide compensation and other benefits to Executive in accordance with this Agreement. If Executive terminates Executive's



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employment without a material breach by the Company, Executive shall only be entitled to the benefits described above for termination with cause.


              6.4 Subsequent Employment. If after termination without cause, Executive accepts employment with or is in anyway engaged for compensation by an entity or organization that does not compete with the Company as described in
Section 7 the Executive shall give prompt written notice to the Company and payments obligated under this Section shall cease upon the later of twelve months after the date of termination or the date of such subsequent employment. Provided however such payments shall be offset by the amount of taxable income Executive is entitled to receive or reasonably should be entitled to receive with respect to such employment and further provided that the provisions of this
Section 6.4 shall not operate or be construed to mean any payment shall extend beyond that provided for under Section 6.2 or 6.3 above. If Executive accepts subsequent employment in violation of Section 7 or violates its provisions in any other way all payments under Section 6 shall immediately be terminated. Notwithstanding the termination of such payments in either case Executive shall continue to be bound by the provisions of Section 7. The provisions of this
Section 6.4 do not apply to the vesting of options or rights to exercise options upon termination as such issues are addressed elsewhere in this Agreement.

         7. Non-Compete.

              7.1 Non Compete

              (a) During the term of this Agreement and for a period of six months after the termination of Executive's employment, Executive will not directly or directly:

I. engage in, or be employed by, or in any way advise or act for, or have any financial interest in any business which is a material competitor of the Company which produces, markets and/or sell products or services that were offered for or planned to be offered for sale, license or lease by the Company while Executive was employed by the Company; provided however that the ownership of 1% of the outstanding securities of any corporation, even though such corporation may be a material competitor of the Company as specified above, shall not be deemed as constituting a financial interest in such competitor, or
II. recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or
III. solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by Executive while employed by the Company.

              (b) If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over


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too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

              (c) The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

         8. Proprietary Information.

              8.1 Proprietary Information.

              (a) Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Except in the ordinary course of business and in accordance with Company policies regarding such disclosures, Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by the Board of Directors of the Company, either during or after Executive's employment, unless and until such Proprietary Information has become public knowledge without fault by Executive.

              (b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, inventions, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executives or others, which shall come into Executive's custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of Executive's duties for the Company.

         9. Miscellaneous

              9.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given on the date of delivery if delivered personally or by overnight courier, or three days after mailing if mailed by first class certified mail, postage prepaid and return receipt requested, addressed as follows:


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to the Company:            Paradyne Corporation
                           8545 126th Avenue North
                           Largo, FL 33773
                           Attention: Corporate Secretary

to Executive:              Andrew S. May
                           13606 Bodie Ct.
                           San Diego, CA 92129

or to such other address (or to such other person's attention as either party may specify in a notice to the other given in accordance with this Section).

              9.2 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, successors, and assigns of the parties, provided, however, that neither the Company nor Executive may assign any obligations hereunder without the prior written consent of the other party.

              9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts entered into and fully to be performed within the State of Florida by Florida residents, without reference to its conflicts of law principles.

              9.4 Arbitration. At the option of either the Company or the Executive, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the Tampa Bay, Florida area before a neutral arbitrator in accordance with the rules of the American Arbitration Association then in effect. The Company and the Executive shall make every good faith effort to submit any dispute or controversy promptly following notice of such controversy or the date of a termination and to complete the arbitration within 60 days following such notice or date of termination. Judgment may be entered on the arbitrator's award in any court having jurisdiction. If the Executive is successful in pursuing any material claim or dispute arising out of this Agreement, the Company shall pay all the Executive's attorney's fees and other costs. The expense of such arbitration shall be borne by the Company. Furthermore during such period of arbitration the Company shall continue to pay and provide Executive all Base Salary and any other benefits provided under Section 4.3.1 of this Agreement and further provided that the amount of any Base Salary or other benefits paid during such period of arbitration shall under no circumstances be required to be repaid by the Executive to the Company regardless of the outcome of any arbitration proceeding.

              9.5 Modifications. All modifications to this Agreement must be in writing and signed by both parties.


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              9.6 Counterparts. This Agreement may be signed in two
counterparts, each of which shall be deemed an original and both of which shall together constitute the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


     PARADYNE CORPORATION
     a Delaware Corporation

     BY: /s/ James Slattery                     /s/ Andrew May
         -----------------------                -----------------------
                                                      Executive
     Its: Senior Vice President
         -----------------------


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                                   EXHIBIT A
                                       TO
                                 ANDREW S. MAY
                              EMPLOYMENT AGREEMENT




    1. METHOD OF PAYMENT. Payment of the exercise price by cash or check is due in full upon exercise of all or any part of Executive's options, provided that Executive may elect, to the extent permitted by applicable law, to make payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

    2. WHOLE SHARES. Executive's options may only be exercised for whole shares.

    3. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein or the Agreement, Executive's option may not be exercised unless the shares issuable upon exercise of Executive's option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. Further the Company agrees that, with respect to any exercise of the acquisition of stock under an option during the time that a Registration Statement under the Securities Act of 1933, as amended, is in effect with respect to such stock and an appropriate exemption under applicable state securities laws is available, Executive will not be required by the Company to give the written assurances provided for pursuant to Section 11(e) of the option plans.

    4. TERM. The term of Executive's options commences on the Effective Date under the Agreement and expires upon the earliest of:

        (i)   as provided in the Employment Agreement;

        (ii)  the tenth (10th) anniversary of the Effective Date;

        (iii) twelve (12) months after Executive's death, if Executive dies during Executive's continuous status as Employee; or

        (iv) twelve (12) months after the termination of Executive's continuous status as Employee due to disability; or

        (v) sixty (60) days after the termination of Executive's continuous status as an Employee for any other reason, provided that during any part of such sixty.


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(60) day period the option is not exercisable solely because of the condition set forth in paragraph 3 (Securities Law Compliance), in which event the option shall not expire until the earlier of the tenth anniversary of the Effective Date or until it shall have been exercisable for an aggregate period of sixty
(60) days after the termination of continuous status as an Employee.

         5. EXERCISE.

        (a) Executive may exercise the vested portion of Executive's option during its term by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

        (b) By exercising Executive's option Executive agrees that:

            (i) as a condition to any exercise of Executive's option, the Company may require Executive to enter an arrangement providing for the payment by Executive to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of Executive's option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise;

            (ii) the Company (or a representative of the underwriters) may, in connection with the first underwritten registration of the offering of any securities subject to the option under the Act, require that Executive not sell or otherwise transfer or dispose of any shares of such common stock or other securities of PAC or GTI during such period (not to exceed one hundred eighty
(180) days) following the effective date of the registration statement filed under the Act as may be requested by the PAC or GTI or the representative of the underwriters. Executive further agrees that either company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

         6. TRANSFERABILITY. Executive's option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during Executive's life only by Executive. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, Executive may designate a third party who, in the event of Executive's death, shall thereafter be entitled to exercise Executive's option.

         8. RIGHT OF REPURCHASE. Prior to the date of the first registration of an equity security of the relevant company under Section 12 of the Exchange Act, such company shall have the right, but not the obligation, to repurchase all or any part of the shares received pursuant to the exercise of Executive's option at a price equal to the Fair Market Value of such shares at the date the company exercises the right of repurchase (the

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"Repurchase Option"). The Repurchase Option shall expire 90 days following the termination of Executive's Continuous Status as an Employee (the "Repurchase Period"). The Repurchase Option shall be exercised by the company giving Executive, or Executive's legal representative, written notice of its intention to exercise the Repurchase Option on or before the last day of the Repurchase Period. The company may, in exercising the Repurchase Option, designate one or more nominees to purchase the shares, whether with or without the participation of the company.

           9. GOVERNING PLAN DOCUMENT. Executive's option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of Executive's option, including without limitation the provisions of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Employment Agreement and those of the option plans, the provisions of the Employment Agreement shall control.

         10. PLAN EXCEPTIONS. The provisions of Section 8 of the option plans are made specifically subject to the provisions of Section 13 e of the plans, and the reference to "kind" in Section 12 a. of the option plans shall not be construed to include a distribution of the equity of such corporation.


   /s/ James Slattery
---------------------------------------
Company

  /s/ Andrew May
----------------------------------------
Executive


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